EXHIBIT 10.1

COMERICA BANK

FOREIGN CURRENCY EXCHANGE MASTER AGREEMENT

The undersigned Customer and Comerica Bank, a Michigan banking corporation (“Bank”), agree that Bank will provide Customer with Comerica’s Foreign Currency Exchange Transaction Service (“FX Service”) under the terms and conditions of this Master Agreement:

1. Definitions. The following terms will have the following meanings in this Agreement:

“Business Day” means for purposes of (i) solely in relation to delivery of a Currency, a day which is a Local Banking Day in relation to that Currency; and (ii) any other provision of the Agreement (as that term is defined in Section 2.2 below), a day which is a Local Banking Day for the applicable locations of both parties; provided, however, that neither Saturday nor Sunday will be considered a Business Day for any purpose.

“Confirmation” means a writing (including facsimile or other electronic means from which it is possible to produce a hard copy, but subject to Section 2.5 below) evidencing an FX Transaction, and specifying:

(i) the parties thereto,

(ii) the amounts of the Currencies being bought or sold and by which party,

(iii) the Value Date, and

(iv) any other term generally included in such a writing in accordance with the practice of the relevant foreign exchange market.

“Currency” means money denominated in the lawful currency of any country.

“Currency Obligation” means any obligation of a party to deliver a Currency pursuant to an FX Transaction.

“Customer” means the undersigned customer on behalf of itself as well as on behalf of its affiliates and subsidiaries set forth on Exhibit A attached hereto.

“FX Transaction” means any transaction between the parties for the purchase by one party of an agreed amount in one Currency against the sale by it to the other of an agreed amount in another Currency, both such amounts either being deliverable on the same Value Date or, if the parties have so agreed, being cash-settled in a single Currency, which is or shall become subject to the Agreement and in respect of which transaction the parties have agreed (whether orally, electronically or in writing): the Currencies involved, the amounts of such Currencies to be purchased and sold, which party will purchase which Currency, and the Value Date. Additionally, the Bank may designate any of the following as an FX Transaction: Spot, Forward, Currency Options and Non-Deliverable Forward (NDF).

“Local Banking Day” means (i) for any Currency, a day on which commercial banks effect deliveries of that Currency in accordance with the market practice of the relevant foreign exchange market, and (ii) for any party, a day in the location of the principal residence or office of such party on which commercial banks in that location are not authorized or required by law to close.

“Value Date” means, with respect to any FX Transaction, the Business Day (or where market practice in the relevant foreign exchange market in relation to the two Currencies involved provides for delivery of one Currency on one date which is a Local Banking Day in relation to that Currency but not to the other Currency and for delivery of the other Currency on the next Local Banking Day in relation to that other Currency (“Split Settlement”) the two Local Banking Days in accordance with that market practice) agreed by the parties for delivery of the Currencies to be purchased and sold pursuant to such FX Transaction, and, with respect to any Currency Obligation, the Business Day (or, in the case of Split Settlement, Local Banking Day) upon which the obligation to deliver Currency pursuant to such Currency Obligation is to be performed.

2. Foreign Exchange Transactions.

2.1 Scope of the Agreement. The parties may enter into FX Transactions, for such quantities of such Currencies, as may be agreed subject to the terms of the Agreement; provided that neither party shall be required to enter into any FX Transaction with the other party. Unless otherwise agreed in writing by the parties, each FX Transaction entered into between the parties on or after the date of this Master Agreement shall be governed by the Agreement.

2.2 Single Agreement. This Master Agreement, the terms agreed between the parties with respect to each FX Transaction (and, to the extent recorded in a Confirmation, each such Confirmation), and all executed addenda and amendments to any of such items shall together form the agreement between the parties (the “Agreement”) and shall together constitute a single agreement between the parties. The parties acknowledge that all FX Transactions are entered into in reliance upon such fact, it being understood that the parties would not otherwise enter into any FX Transaction.

2.3 Confirmations. Subject to Section 11.4, all conversations related to FX Transactions shall be recorded by Bank. FX Transactions shall be promptly confirmed verbally by the parties, with follow-up Confirmations exchanged by mail, facsimile or other electronic means from which it is possible to produce a hard copy, subject to Section 2.5 below (such follow-up Confirmation shall constitute a “written Confirmation”). The terms of such written Confirmation shall be deemed correct and accepted absent manifest error. Any party objecting to the terms of the written Confirmation shall, as soon as practicable (and no later than two (2) Business Days after its receipt of such written Confirmation), send a corrected written Confirmation. Bank and Customer shall work together to resolve promptly such discrepancy. The failure by a party to issue a Confirmation shall not prejudice or invalidate the terms of any FX Transaction.

2.4 Inconsistencies. In the event of any inconsistency between the terms of a Confirmation and the other provisions of the Agreement, the other provisions of the Agreement shall prevail, and the Confirmation shall not modify the other terms of the Agreement.

2.5 E-mail Notification. From time to time Bank may provide Customer with a system-generated e-mail notification advising that an FX Transaction has occurred (an “E-mail Notification”). Customer acknowledges that E-mail Notifications are provided as a convenience only and are not Confirmations. Customer agrees that any concerns regarding the contents of an E-mail Notification will be addressed with Bank via phone and not via e-mail, and that it will not reply directly to any E-mail Notifications. Customer will not use e-mail to send Bank communications which contain unencrypted confidential information such as passwords, account numbers or social security numbers. In addition, Customer acknowledges that it will not send, via e-mail, any inquiry or request that may be of a time-sensitive nature. If Customer receives an E-mail Notification by mistake, it will destroy or delete the message and advise Bank of the error.

3. Customer Orders.

3.1 Customer may request that Bank purchase or sell a Currency on behalf of and for the benefit of Customer. Customer understands that the types of Currency Bank may make available for sale or purchase under this Master Agreement are subject to change from time to time at Bank’s discretion.

3.2 Customer agrees to make its FX Service request by such means as Bank may make available for use by Customer from time to time, including but not limited to telephone, facsimile, Internet, or private systems. Prior to Bank’s execution of a Customer order, if Customer discovers what it believes to be an error or discrepancy in the initiation of its FX request, Customer must notify Bank immediately at the address and using the communications methods indicated by Bank to Customer from time to time. After receipt of notice, Bank will take reasonable steps to correct the error in such initiation, if reasonably practicable without cost to Bank, if Customer caused the error. Customer further agrees to provide Bank with such documentation as Bank deems necessary prior to using the FX Service. In particular:

(a) If Customer uses the telephone FX Service, Bank is authorized by Customer to accept and act on requests and instructions received from any person identifying himself/herself as a person designated in writing by Customer as an Authorized User and a Confirmer, if applicable.

(b) If Customer uses the Internet FX Service (“Comerica eFX®”), Customer will enter into and comply with Bank’s Treasury Management Services Agreement – Automated Information Reporting and Transaction Initiation Service – Treasury Management Connect WebSM (the “TMC Web Agreement”) and any related user guides (the “User Guides”), and Bank is authorized by Customer to accept and act on requests and instructions received through the Comerica eFX system in accordance with the TMC Web Agreement and User Guides and the other terms of this Master Agreement related thereto.

(c) If Customer uses a private system service (such as Bloomberg), Bank is authorized by Customer to accept and act on requests and instructions that comply with the security procedures for the private system.

Customer understands and agrees that, although the Comerica eFX system enables Customer to establish specific transactional limits for various Authorized Users utilizing Comerica eFX, such limits do not apply to FX Service requests initiated by any means other than Comerica eFX. Bank does not accept any responsibility to monitor or verify Comerica eFX transactional limits established by Customer, nor to apply such limits to FX Service requests initiated by any other means, including FX Service requests initiated by another means after a similar Comerica eFX request has been denied by the Comerica eFX system due to the application of such limits. Bank shall have no liability to Customer as a result of accepting and acting on any request or instruction received from any Authorized User by any means other than Comerica eFX that exceeds such Authorized User’s established Comerica eFX limits.

3.3 Customer understands that Bank is not obligated to complete any FX Transaction request for Customer unless the Customer has in its designated demand deposit account at Bank sufficient good and collected funds to cover the amount of the transaction request including fees, or has a line of credit with Bank on which Bank may draw to cover the amount of the transaction request including fees, or Bank and Customer have otherwise entered into a written agreement for the settlement and payment of the transaction request and fees. Additionally, Bank may require Customer to execute appropriate documentation evidencing Bank’s security under this Section 3.3.

3.4 On a best efforts basis, Bank agrees to accept FX Transaction requests from Customer to buy or sell foreign currencies at specific foreign exchange rates. Customer understands and agrees that, due to foreign exchange rate movements, Bank’s execution of Customer’s request at the designated exchange rate may not be possible. In the event that such designated rate is not available, Customer agrees Bank is authorized to execute, and Customer will accept, orders to buy or sell foreign currencies at the exchange rate next available to Bank.

4. Settlement and Netting.

4.1 Settlement. Subject to Sections 4.2 and 4.3, each party shall deliver to the other party the amount of the Currency to be delivered by it under each Currency Obligation on the Value Date for such Currency Obligation.

4.2 Settlement Netting. Unless otherwise mutually agreed, if, on any date, more than one delivery of a particular Currency under Currency Obligations is to be made, then each party shall aggregate the amounts of such Currency deliverable by it and only the difference between these aggregate amounts shall be delivered by the party owing the larger aggregate amount to the other party, and, if the aggregate amounts are equal, no delivery of the Currency shall be made.

4.3 Novation Netting By Currency. If the parties enter into an FX Transaction giving rise to a Currency Obligation for the same Value Date and in the same Currency as a then-existing Currency Obligation between the parties, then immediately upon entering into such FX Transaction, each such Currency Obligation shall automatically and without further action be individually canceled and simultaneously replaced by a new Currency Obligation for such Value Date determined as follows: the amounts of such Currency that would otherwise have been deliverable by each party on such Value Date shall be aggregated and the party with the larger aggregate amount shall have a new Currency Obligation to deliver to the other party the amount of such Currency by which its aggregate amount exceeds the other party's aggregate amount, provided that if the aggregate amounts are equal, no new Currency Obligation shall arise. This Section 4.3 shall not affect any other Currency Obligation of a party to deliver any different Currency on the same Value Date.

4.4 Acceleration. In the event Customer is in default under any FX Transaction or if Bank determines there is a material adverse change in the overall financial condition of Customer, Bank may at its option request additional security from Customer or accelerate all FX Transactions in the same Currency with Customer without respect to the originally contracted Value Dates so that all such FX Transactions have the same Value Date, and Bank then may net all such FX Transactions as provided in Section 4.2 or 4.3.

4.5 Applicability. The netting provisions in this Article 4 shall apply notwithstanding the failure of Bank to send a Confirmation or that Bank sent a Confirmation that incorrectly states any term of any FX Transaction.

4.6 Failure to Record. The provisions of Section 4.3 shall apply notwithstanding that either party may fail to record the new Currency Obligation in its books.

5. Bank’s Limitation of Liability; Indemnity; Time for Bringing Claims.

5.1 Bank will not be liable to Customer for any failure or delay in the performance of any of its obligations under any Agreement if such failure or delay results from causes beyond Bank’s reasonable control, including but not limited to communications failures, terrorist actions, market interruptions, war, riots, strikes, acts of god, or government action or inaction.

5.2 Notwithstanding any other provision of this Agreement, Bank’s liability resulting from any error caused by Bank, its agents or service providers in performing or providing in any manner the FX Service will be limited to the actual and direct damages suffered and provable by Customer in an amount not to exceed the amount of interest, at the prevailing rate for the subject currency as available to Bank, which would have been earned had the error not occurred. IN NO EVENT WILL

BANK BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, PUNITIVE OR INDIRECT DAMAGES OR LOSSES EVEN IF IT IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

5.3 Indemnity. Except to the extent that any liability, loss or damage is caused by the gross negligence or willful misconduct of Bank, Customer will indemnify Bank fully against any liability, loss or damage incurred by Bank however arising and by whomever caused, whether arising directly or indirectly from Customer's use or operation of the FX Service, including, without limitation, third party claims arising from any FX Transaction completed at the instruction or purported instruction of Customer.

5.4 Customer acknowledges that Bank may be required to provide claim notices to third parties within 60 days of the applicable Value Date. Therefore, no claim arising out of or relating to this Agreement may be brought by Customer unless Customer has provided to Bank written notice of the claim within 60 days of the applicable Value Date.

6. Customer’s Responsibilities.

6.1 Customer shall provide Bank with such authorizations and documents as Bank deems necessary for purposes of providing the FX Service. Customer assumes all liability for providing such documents and authorizations in a timely manner.

6.2 Customer assumes all responsibility for maintaining security and confidentiality measures in relation to its use of the FX Service. Customer agrees that any FX Transactions made using security codes, passwords, digital certificates and the like that are assigned to Customer, are authorized FX Transactions for which Customer assumes all liability.

6.3 Customer shall pay when due all payment obligations owing under each Agreement. Customer agrees to pay any overdue amount on demand with interest at an annual rate equal to the cost to Bank (without proof or evidence of any kind of the actual cost to Bank) if Bank were to fund the overdue amount. Interest shall be calculated on the basis of daily compounding and the actual number of days elapsed.

6.4 The obligation of Customer to make payments in any Currency will not be discharged or satisfied by any recovery under any judgment expressed in or converted into U.S. dollars except to the extent to which such recovery results in the effective receipt by Bank of the full amount of such Currency that was so payable. The obligation of Customer shall be enforceable as an alternative or additional cause of action for the purpose of a recovery in U.S. dollars of the amount by which such effective receipt falls short of the full amount of such Currency that was payable under an Agreement.

7. Security Procedures.

7.1 Bank is authorized and directed by Customer to provide to the persons named and designated by Customer (each an “Authorized User”) in the completed FX Service Master Agreement – Designation of Authorized Users form, any security devices, including cards, codes, digital certificates, user id, passwords, and software that is necessary for the use of the FX Service.

7.2 If Customer elects to use Comerica eFX, Bank will add each Authorized User to the Comerica eFX system and designate each Authorized User as either an “Administrator” or a “Corporate User” as requested by Customer. Bank will complete the Comerica eFX setup for each designated Administrator, granting the transactional limits, authorities, permissions, etc. as determined by Bank and consistent with Bank policy (or as may be otherwise agreed between Bank and Customer). Customer’s Administrator(s) is responsible for accessing Comerica eFX to complete the setup of each Corporate User, including giving the Corporate Users various transactional limits, authorities, permissions, etc. Customer understands that Bank does not monitor or verify the setup of Corporate Users by Customer and agrees that such setup is the sole responsibility of Customer. Bank shall have no liability to Customer of any kind resulting from Customer’s failure to properly complete the setup of each Corporate User on the Comerica eFX system.

7.3 Any change to the list of Authorized Users must be made in writing by a Customer-authorized signer and shall be effective on the later of the date indicated in the written change notice or at the opening of Bank’s business on the third Business Day following Bank’s receipt of such notice.

8. Representations, Warranties and Covenants.

8.1 Representations and Warranties. Each party represents and warrants to the other party as of the date of this Master Agreement and as of the date of each FX Transaction that: (i) it has authority to enter into the Agreement (including such FX Transaction); (ii) the persons entering into the Agreement (including such FX Transaction) on its behalf have been duly authorized to do so; and (iii) the Agreement (including such FX Transaction) is binding upon it or in the case of Customer, is binding upon itself as well as its affiliates and subsidiaries set forth on Exhibit A, as the case may be, and enforceable against the parties in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and applicable principles of equity) and does not and will not violate the terms of any agreements to which such party is bound. Customer further represents and warrants that it acts as principal in entering into each FX Transaction.

8.2 Covenants. Each party covenants to the other party that it will at all times obtain and comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required to enable it lawfully to perform its obligations under the Agreement.

9. Customer to Rely on its Own Expertise.

Customer represents and warrants to Bank as of the date of this Master Agreement and as of the date of each FX Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for such FX Transaction): (i)(A) it is acting for its own account, and it has made its own independent decisions to enter into the Agreement (including such FX Transaction) and as to whether the Agreement (including such FX Transaction) is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary, including the present and future results, consequences, risks, and benefits thereof, whether financial, accounting, tax, legal or otherwise; (B) it is not relying on any communication (written or oral) of Bank as investment advice or as a recommendation to enter into the Agreement (including such FX Transaction), it being understood that information and explanations related to the terms and conditions of the Agreement (including such FX Transaction) shall not be considered investment advice or a recommendation to enter into such FX Transaction; and (C) it has not received from Bank any assurance or guarantee as to the expected results of such FX Transaction; (ii) it is capable of evaluating and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Agreement (including such FX Transaction); and (iii) Bank is not acting as a fiduciary or an advisor for it in respect of the Agreement (including such FX Transaction).

10. Governing Law; Venue; Jury Trial Waiver.

This Master Agreement, each Agreement, and each FX Transaction will be governed by the laws of the State of Michigan without regard to conflict of law principles. Any litigation arising out of this Master Agreement, any Agreement, or otherwise in connection with the FX Service will be brought in a court of competent jurisdiction located in the State of Michigan, both parties waiving any claim that such court does not have personal jurisdiction over it or is an inconvenient forum. THE PARTIES AGREE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT ONE THAT MAY BE WAIVED. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, EACH KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THIS MASTER AGREEMENT, ANY AGREEMENT, OR THE FX SERVICE.

11. General Provisions.

11.1 Service Revisions. Bank reserves the right to revise the FX Service and any User Guides or reference materials from time to time and to change its hours of operation for the FX Service without prior notice and without consent of Customer.

11.2 Notices. Notices required or voluntary under this Master Agreement or an Agreement must be mailed or faxed to Bank at:

Comerica Bank (Mailcode 7270)

Attn: Global Capital Markets Manager

P.O. Box 75000

Detroit, MI 48275 USA

and to Customer at the address or facsimile number set forth in the application below. Unless otherwise stated in an Agreement, notice shall be deemed received upon actual receipt.

11.3 Assignment. Neither party may assign or transfer or purport to assign or transfer its rights or obligations under this Master Agreement or any Agreement to a third party without the prior written consent of the other party; provided, however, that Bank may assign this Master Agreement and any Agreement to an affiliate or to any entity that succeeds (by merger, acquisition, or otherwise) to all or any substantial part of Bank’s assets. Any purported assignment, transfer or charge in violation of this Section 11.3 shall be void.

11.4 Telephonic Recording. Customer agrees that Bank may electronically record all telephonic conversations between them and that any such recordings may be submitted in evidence to any court or in any proceedings for the purpose of establishing any matters pertinent to this Agreement.

11.5 Termination. Each of the parties may terminate this Master Agreement at any time by seven (7) days’ prior written notice to the other party delivered as prescribed in Section 11.2, and termination shall be effective at the end of such seventh day; provided, however, that any such termination shall not affect any outstanding Currency Obligations, and the provisions of the Agreement shall continue to apply until all the obligations of each party to the other under the Agreement have been fully performed.

11.6 Severability. In the event any one or more of the provisions contained in this Master Agreement or any Agreement should be held invalid, illegal or unenforceable in any respect under the law of any jurisdiction, the validity, legality and enforceability of the remaining provisions contained in this Master Agreement or any Agreement under the law of such jurisdiction, and the validity, legality and enforceability of such and any other provisions under the law of any other jurisdiction shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

11.7 No Waiver. No waiver granted by a party and no omission or delay on the part of a party in exercising any right, power or privilege under this Master Agreement or any Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.8 Inconsistencies. In the event of any inconsistencies between this Master Agreement and the TMC Web Agreement and/or any User Guides, the provisions of this Master Agreement shall prevail.

Attachment:    Designation of Authorized Users form

CUSTOMER, ON BEHALF OF ITSELF AS WELL AS ON BEHALF OF ITS AFFILIATES AND

SUBSIDIARIES SET FORTH ON EXHIBIT A

Accepted:	Veri-Tek International, Corp.
[Typed Name of Customer]

By:	/s/ David H. Gransee
[Signature of Authorized Signer]

Date:	Sept. 7, 2007

Name:	David H. Gransee

Title:	VP & CFO

Address:	7402 W. 100th Pl.

City:	Bridgeview

State:	IL	Postal Code:	60455

Country:	United States

Phone:	708 237-2078

COMERICA BANK
By:	/s/ James Q. Goudie III

Date:	9/7/07

Name:	James Q. Goudie

Title:	VP & AGM

Comerica Bank (Mailcode 7270) P.O. Box 75000 Detroit, MI 48275 USA 248-371-6808

EXHIBIT A

CUSTOMER’S SUBSIDIARIES AND AFFILIATES